UNITED STATES
SECURITIES AND EXCHANGE COMMISSSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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FIRST RELIANCE BANCSHARES, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FIRST RELIANCE BANCSHARES, INC.
2170 W. Palmetto Street
Florence, South Carolina 29501
(843) 656-5000

April 30, 2007

To the Shareholders of First Reliance Bancshares, Inc.:

You are cordially invited to attend the annual meeting of shareholders of First Reliance Bancshares, Inc. (the “Company”) to be held at the First Reliance Bank - Learning Center 2148 West Palmetto Street in Florence, South Carolina, on Monday, June 21, 2007 at 4:00 p.m.

The attached notice of the annual meeting and proxy statement describes the formal business to be transacted at the meeting. We will also report on our operations during the past year and during the first quarter of fiscal year 2007, as well as our plans for the future.

A copy of our annual report, which contains information on our operations and financial performance as well as our audited financial statements, is also included with this proxy statement.

We cannot take any action at the meeting unless the holders of a majority of the outstanding shares of common stock of the Company are represented, either in person or by proxy. Therefore, whether or not you plan to attend the meeting, please mark, date, and sign the enclosed proxy card, and return it to the Company in the envelope provided as soon as possible.

Returning the proxy card will not deprive you of your right to attend the meeting and vote your shares in person. You may revoke your proxy at any time before the proxy is exercised.

I sincerely hope that you will be able to attend the meeting, and I look forward to seeing you.

Sincerely,

/s/ F. R. Saunders, Jr.
F. R. Saunders, Jr.
President and Chief Executive Officer

FIRST RELIANCE BANCSHARES, INC.
2170 W. Palmetto Street
Florence, South Carolina 29501
(843) 656-5000

NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JUNE 21, 2007

To the Shareholders of First Reliance Bancshares, Inc.:

The Annual Meeting of Shareholders of First Reliance Bancshares, Inc. will be held on Monday, June 21, 2007 at 4:00 p.m. at the First Reliance Bank - Learning Center 2148 West Palmetto Street in Florence, South Carolina, for the following purposes:

(1)
Elect Directors. To elect four (4) persons to serve as Class C Directors until the 2010 Annual Meeting of Shareholders and one (1) person to serve as a Class A Director until the 2008 Annual Meeting of Shareholders, and until their successors have been elected and qualified.

(2)	Other Business. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The enclosed Proxy Statement explains these proposals in greater detail. We urge you to review these materials carefully.

The Board of Directors has fixed the close of business on April 13, 2007, as the record date for determining the shareholders who are entitled to notice of and to vote at the meeting.

We hope that you will be able to attend the meeting. We ask, however, whether or not you plan to attend the meeting, that you mark, date, sign, and return the enclosed proxy card as soon as possible. Promptly returning your proxy card will help ensure the greatest number of shareholders are present whether in person or by proxy.

If you attend the meeting in person, you may revoke your proxy at the meeting and vote your shares in person. You may revoke your proxy at any time before the proxy is exercised.

By Order of the Board of Directors,

/s/ F. R. Saunders, Jr.
F. R. Saunders, Jr.
President and Chief Executive Officer

April 30, 2007

FIRST RELIANCE BANCSHARES, INC.
2170 W. Palmetto Street
Florence, South Carolina 29501
(843) 656-5000
__________________________________________________________

PROXY STATEMENT FOR 2007 ANNUAL MEETING
__________________________________________________________

INTRODUCTION

Time and Place of the Meeting

The Board of Directors of First Reliance Bancshares, Inc. (the “Company”) is furnishing this proxy statement in connection with its solicitation of proxies for use at the annual meeting of shareholders to be held on Monday, June 21, 2007 at 4:00 p.m. at the First Reliance Bank - Learning Center 2148 West Palmetto Street in Florence, South Carolina and at any adjournments of the meeting.

Record Date and Mail Date

The close of business on April 13, 2007 is the record date for the determination of shareholders entitled to notice of and to vote at the meeting. We first mailed this proxy statement and the accompanying proxy card to shareholders on or about April 30, 2007.

Number of Shares Outstanding

As of the close of business on the record date, the Company had 20,000,000 shares of common stock, $0.01 par value, authorized, of which 3,459,261 shares were issued and outstanding. Each issued and outstanding share is entitled to one vote on all matters presented at the meeting.

VOTING AT THE ANNUAL MEETING

Proposals to Be Considered

Shareholders will be asked to elect four (4) persons to serve as Class C Directors for a three-year term, until the 2010 Annual Meeting of Shareholders and until their successors have been elected and qualified, and one (1) person to serve as a Class A Director for a one-year term, until the 2008 Annual Meeting of Shareholders and until his successor has been elected and qualified. This proposal is further described in this proxy statement. The Board of Directors recommends that you vote for approval of this proposal.

Shareholders may also be asked to vote on other matters, if any, properly brought before the shareholders at the annual meeting.

Procedures for Voting by Proxy

If you properly sign, return and do not revoke your proxy, the persons appointed as proxies, who are Leonard A. Hoogenboom and F. R. Saunders, Jr., will vote your shares according to the instructions you have specified on the proxy card. If you sign and return your proxy card but do not specify how the persons appointed as proxies are to vote your shares, your proxy will be voted for the election of the nominated directors and in the best judgment of the persons appointed as proxies as to all other matters properly brought before the meeting. If any nominee for election to the Board of Directors named in this proxy statement becomes unavailable for election for any reason, the proxy will be voted for a substitute nominee selected by the Board of Directors.

You can revoke your proxy at any time before it is voted by delivering to F. R. Saunders, Jr., President and Chief Executive Officer of the Company, at the main office of the Company, either a written revocation of the proxy or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

Requirements for Shareholder Approval

Quorum. A quorum will be present at the meeting if a majority of the outstanding shares of common stock are represented in person or by valid proxy. We will count abstentions and broker non-votes, which are described below, in determining whether a quorum exists.

Abstentions. A shareholder who is present in person or by proxy at the annual meeting and who abstains from voting on any or all proposals will be included in the number of shareholders present at the annual meeting for the purpose of determining the presence of a quorum. Abstentions do not count as votes in favor of or against a given proposal unless the proposal being voted upon requires the affirmative vote of at least a specific percentage of the shares outstanding and entitled to vote. In such a case, abstentions will count as votes against the proposal.

Broker Non-Votes. Brokers who hold shares for the accounts of their clients may vote these shares either as directed by their clients or in their own discretion if permitted by the exchange or other organization of which they are members. Proxies for which brokers fail to vote on one or more proposals are referred to as “broker non-votes” with respect to the proposal(s) not voted upon. Broker non-votes are included in determining the presence of a quorum. A broker non-vote, however, does not count as a vote in favor of or against a particular proposal for which the broker has no discretionary voting authority unless the matter being voted upon requires the affirmative vote of at least a specific percentage of the shares outstanding and entitled to vote. In such a case, broker non-votes will count as votes against the proposal.

Approval Requirements. To be elected or ratified as a director, a director nominee must receive a plurality of the votes for his or her election as a director. As a result, if you withhold your vote as to one or more nominees, it will have no effect on the outcome of the election of the director for which you withheld your vote, unless you cast that vote for a competing nominee, if any.

Any other matter that may properly come before the annual meeting, requires more votes for than against the proposal being voted upon. Abstentions and broker non-votes will not be counted as votes against any proposal and therefore will have no effect on the outcome of the proposal.

SOLICITATION OF PROXIES

The Company will pay the cost of proxy solicitation. Our directors, officers and employees may, without additional compensation, solicit proxies by personal interview, telephone, fax, or otherwise. We will direct brokerage firms or other custodians, nominees or fiduciaries to forward our proxy solicitation material to the beneficial owners of common stock held of record by these institutions and will reimburse them for the reasonable out-of-pocket expenses they incur in connection with this process.

PROPOSAL: ELECTION OF DIRECTORS

Director Nominees

The Company’s Articles of Incorporation provide that the Board of Directors of the Company will be divided into three (3) classes - Class A, Class B and Class C - each of which is as nearly equal in number as possible. The directors in each class serve for staggered terms of three years each. In 2006, the Board of Directors increased the size of the Board from ten to eleven directors, and elected J. Munford Scott Jr., to fill the resulting vacancy. Pursuant to the Company’s Bylaws, Mr. Scott was placed into Class A with a term expiring at the 2007 Annual Meeting of Shareholders, pending shareholder election for the remainder of the Class A term.

The Board of Directors recommends that the shareholders elect the persons identified below as nominees to the Board of Directors. The following table shows for each nominee: (a) his name; (b) his age at December 31, 2006; (c) how long he has been a director of the Company; (d) his position(s) with the Company; and (e) his principal occupation and business experience for the past five years. Except as otherwise indicated, each director has been engaged in his present principal occupation for more than five years.

CLASS A— DIRECTOR NOMINEES
(Nominated for a One -Year Term Expiring 2008)

•	J. Munford Scott, Jr., age 61, has been a director of the Company and the Bank since January 18, 2007. Mr. Scott serves as special counsel for the law firm Turner Padget Graham & Leahy, PA.

CLASS C — DIRECTOR NOMINEES
(Nominated for a Three-Year Term Expiring 2010)

•
A. Dale Porter, age 56, has been (i) the Senior Branch Administrator since June 30, 2005; (ii) a director of the Bank since August 16, 1999; and (iii) a director of the Company since April 12, 2001. From April 1, 2004 to June 30, 2005, Mr. Mr. Porter served as the Senior Deposit Operations Manager for the Bank; from September 2002 to April 1, 2004, Mr. Porter served as Controller for the Bank; and from August 16, 1999 to September, 2002, Mr. Porter served as Executive Vice President, Chief Financial Officer and Secretary of the Bank. Prior to joining the Company and the Bank, Mr. Porter was Regional Support Specialist-Operational of the region of Centura Bank in South Carolina from the time Centura Bank acquired Pee Dee State Bank by merger in March 1998 until October 1998, when he resigned to organize the Bank. Mr. Porter was Cashier and a director of Pee Dee State Bank from January 1978 until March 1998 and was manager of data processing from February 1972 until January 1978.

•
John M. Jebaily, age 55, has been a director of the Bank since August 16, 1999 and a director of the Company since April 12, 2001. Mr. Jebaily has been self-employed as a real estate agent in Florence since 1977.

•
C. Dale Lusk, MD, age 48, has been a director of the Bank since August 16, 1999 and a director of the Company since April 12, 2001. Dr. Lusk has been in the private practice of OB/GYN since 1993. He is currently a partner/owner in Advance Women’s Care, a local OB/GYN practice.

•
A. Joe Willis, age 67, has been a director of the Bank since January 21, 2000 and a director of the Company since April 12, 2001. Mr. Willis has been the President of Willis Chiromed, a chiropractic practice, since 1964.

Continuing Directors

The following two tables set forth, for each remaining director of the Company who’s term has not yet expired, the following: (a) his name; (b) his age at December 31, 2006; (c) how long he has been a director of the Company; (d) his position(s) with the Company; and (e) his principal occupation and business experience for the past five years. Except as otherwise indicated, each director has been engaged in his present principal occupation for more than five years.

CLASS A — CONTINUING DIRECTORS
(Term Expiring 2008)

•
F. R. Saunders, Jr., age 46, has been (i) President, Chief Executive Officer and a director of the Bank since August 16, 1999; (ii) a director of the Company since April 12, 2001; and (iii) President and Chief Executive Officer of the Company since April 18, 2001. Mr. Saunders was Senior Market Manager of the branch of Centura Bank in Florence, South Carolina from the time Centura Bank acquired Pee Dee State Bank by merger in March 1998 until November 1998, when he resigned to organize the Bank. Mr. Saunders was a Vice President and a director of Pee Dee State Bank from January 1990 until March 1998. Mr. Saunders is the brother of Paul C. Saunders, a director and Senior Vice President of the Company.

•
Leonard A. Hoogenboom, age 63, has been (i) Chairman of the Board and a director of the Bank since August 16, 1999 and (ii) Chairman of the Board and a director of the Company since April 12, 2001. Mr. Hoogenboom has been the owner and Chief Executive Officer of L. Hoogenboom CPA, a local CPA firm, since 1984. Mr. Hoogenboom has extensive local contacts and a wide variety of business experiences.

•
T. Daniel Turner, age 59, has been a director of the Bank since August 16, 1999 and a director of the Company since April 12, 2001. Mr. Turner has been the owner and President of Turner’s Custom Auto Glass Inc., an auto glass installation company, since 1982. In addition, Mr. Turner has been owner of The Glass Connection USA, a billing service company, since 1993.

CLASS B — CONTINUING DIRECTORS
(Term Expiring 2009)

•
Paul C. Saunders, age 45, has been (i) Senior Vice President and a director of the Bank since August 16, 1999; (ii) Senior Vice President and Assistant Secretary of the Company since April 18, 2001; and (iii) a director of the Company since April 12, 2001. Mr. Saunders was Financial Sales Officer of the branch of Centura Bank in Florence, South Carolina from the time Centura Bank acquired Pee Dee State Bank by merger in March 1998 until November 1998, when he resigned to organize the Bank. Mr. Saunders was a Vice President of Pee Dee State Bank from October 1987 until March 1998. Mr. Sanders is the brother of F. R. Saunders, Jr., a director and the President and Chief Executive Officer of the Company.

•
Andrew G. Kampiziones, age 75, has been a director of the Bank since August 16, 1999 and a director of the Company since April 12, 2001. Mr. Kampiziones has been the sole owner and President and Treasurer of Fairfax Development Corporation, a real estate development corporation, since December 1991. Mr. Kampiziones has also been a part-time professor at Francis Marion University since 1991 and a full-time teacher at Florence/Darlington Technical College since 1992.

•
Jeffrey A. Paolucci, age 37, has been (i) a director of the Company and the Bank since May 1, 2003 and (ii) Senior Vice President and Chief Financial Officer of the Company and the Bank since September 30, 2002. Prior to joining the Company and the Bank, Mr. Paolucci had been a bank examiner in the Columbia, South Carolina field office of the FDIC since 1993.

Director Independence

The Board of Directors has determined that the following directors are independent pursuant to the independence standards of the Nasdaq Stock Market:

• Leonard A. Hoogenboom • John M. Jebaily • Andrew G. Kampiziones • C. Dale Lusk, MD	• J. Munford Scott, Jr. • T. Daniel Turner • A. Joe Willis

In determining that each director could exercise independent judgment in carrying out his or her responsibilities, the Board of Directors considered any transactions, relationships and arrangements between the Company or the Bank and the director and his or her family.

Board Meetings and Committees

In 2006, the Boards of Directors of the Company and the Bank held 11 joint meetings. During 2006, all incumbent directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the board on which the director served.

The Company does not have a formal policy regarding board member attendance at the annual meeting of shareholders; however, board members are encouraged to attend any and all shareholder meetings of the Company. Last year nine of our ten directors attended our annual meeting of shareholders.

Corporate Governance and Nominating Committee. The Company’s Corporate Governance and Nominating Committee consists of Leonard A. Hoogenboom, F. R. Saunders, Jr. and C. Dale Lusk. The committee met two times during 2006. The Corporate Governance and Nominating Committee has been formed by the Board of Directors to consider shareholders’ nominations of individuals to serve as directors of the Company in accordance with the Company’s Bylaws and the committee’s charter. As part of its responsibilities, the committee makes a recommendation regarding any suggested nominee to the entire Board of Directors for final determination and consideration. The Company’s and the Bank’s Board of Directors have not adopted a written charter for the Corporate Governance and Nominating Committee.

The Corporate Governance and Nominating Committee has not adopted a formal policy or process for identifying or evaluating nominees, but informally solicits and considers recommendations from a variety of sources, including other directors, members of the community, customers of the Bank and shareholders of the Company, and professionals in the financial services and other industries. Similarly, the committee does not prescribe any specific qualifications or skills that a nominee must possess, although it considers the potential nominee’s business experience; knowledge of the Company and the financial services industry; experience in serving as a director of the Company or another financial institution or public company generally; wisdom, integrity and analytical ability; familiarity with and participation in the communities served by the Company; commitment to and availability for service as a director; and any other factors the committee deems relevant.

The Corporate Governance and Nominating Committee will consider shareholder nominations for directors that are made in writing and delivered to the Company in accordance with the Company’s Bylaws. Generally, the Company’s Bylaws require that such notice be given at least 120 days before the one-year anniversary of the mailing date for the prior year’s proxy statement, which in our case would require that nominations be submitted prior to December 31, 2007 for next year’s annual meeting.

Additionally, the nomination must state, to the extent known to the nominating shareholder, the following information:

•
with respect to the nominee, all information regarding the nominee required to be disclosed in a solicitation of proxies for election of directors pursuant to Regulation 14A under the Securities and Exchange Act of 1934 (including the nominee’s written consent to be named in a proxy statement as a nominee and to serve as a director if elected);

•	any agreement or relationship between the nominee and the Company, its directors, officers, employees and independent auditors, as well as the nominating shareholder; and

•	the nominating shareholder’s name, address and number of shares owned.

Shareholder nominations not made in accordance with the Company’s nominating procedures may be disregarded by the chair of the meeting at which the election is to be held.

Audit Committee. The Company’s Audit Committee consists of Leonard A. Hoogenboom, Andrew G. Kampiziones, C. Dale Lusk and T. Daniel Turner. The committee met four times in 2006. The Audit Committee recommends to the Bank’s and the Company’s Board of Directors the independent public accountants to be selected to audit the Bank’s and the Company’s annual financial statements and determines that all audits and exams required by law are performed fully, properly and in a timely fashion. The Audit Committee also evaluates internal accounting controls, reviews the adequacy of the internal audit budget, personnel and audit plan. The Board has determined that Mr. Hoogenboom is an “audit committee financial expert” as that term is defined in SEC regulations. The Company’s and the Bank’s Board of Directors has not adopted a written charter for the Audit Committee.

The Audit Committee Report is found in the “Audit Committee Matters” section of this Proxy Statement.

Compensation Committee. The Company’s Compensation Committee consists of A. Joe Willis, Leonard A. Hoogenboom, Andrew G. Kampiziones, J. Munford Scott, Jr., and T. Daniel Turner. The committee met four times in 2006. The primary purpose of the Compensation Committee is to aid the Board of Directors in discharging its responsibilities relating to the compensation of the Company’s executive officers, including the Chief Executive Officer. The committee has overall responsibility for evaluating and approving the Company’s compensation plans, policies and programs. The committee is also responsible for producing an annual report on executive compensation for inclusion in the Company’s proxy statement. The committee (i) reviews and determines the annual compensation, including salary, bonus, incentive and other compensation of the Chief Executive Officer (ii) approves corporate goals and objectives relevant to compensation of the Chief Executive Officer, (iii) evaluates performance in light of these goals and objectives, approves compensation in accordance therewith and provides a report thereon to the Board (iv) reviews and makes recommendations to the Board with respect to incentive based compensation plans and equity based plans, (v) establishes criteria for the terms of awards granted to participants under such plans, (vi) recommends to the Board the compensation for directors (including retainer, committee and committee chair fees, stock options and other similar items, as appropriate) (vii) establishes and approves policies on employment agreements, severance arrangements and change in control agreements and provisions, as well as any special supplemental benefits, and (viii) retains outside counsel and other advisors as the committee may deem appropriate in its sole discretion. The committee has the sole authority to approve related fees and retention terms.

The Company’s and the Bank’s Board of Directors has adopted a written charter for the Compensation Committee.  A copy of the Compensation Committee charter is available on our website, www.firstreliance.com.

The Compensation Committee Report is found following the Compensation Discussion and Analysis in the “Executive Compensation” section of this Proxy Statement.

No officer, employee, or former officer of the Company served as a member of the Compensation Committee in 2006. During 2006, no executive officer of the Company served as a director or member of the compensation committee (or group performing equivalent functions) of any other entity of which any of the Company’s independent directors served as an executive officer.

Director Compensation

2006 Director Compensation Table

The following table shows the total fees paid to each of our directors for their service for 2006:

Name(1)	Fees earned or paid in cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Comp Earnings ($)	All Other Compensation ($)	Total ($)
Mr. Hoogenboom	27,350	--	--	--	7,438	11,750	46,538
Mr. Jebaily	21,500	--	--	--	4,958	--	26,458
Mr. Kampiziones	10,750	--	--	--	4,958	--	15,708
Dr. Lusk	13,600	--	--	--	4,958	--	18,558
Mr. Porter (2)	14,250	--	--	--	4,958	--	19,208
Mr. Scott (3)	--	--	--	--	--	--	--
Mr. Turner	15,600	--	--	--	4,958	--	20,558
Mr. Willis	10,750	--	--	--	4,958	--	15,708

(1)	Messrs. Paolucci, F. R. Saunders, Jr. and Paul C. Saunders are also Named Executive Officers of the Company and their compensation as directors is reported in the Executive Compensation below.
(2)
Mr. Porter also receives compensation for services provided as an employee (non-executive officer) of the Company. The table reports only the additional compensation that Mr. Porter receives for services provided as a director.

(3)	Mr. Scott was elected to the board on January 18, 2007.

Director Fees. In 2006, the Company paid its directors an annual retainer fee of $3,500 ($8,500 for the Chairman of the Board) and an annual board member fee of $2,750. Audit and Loan Committee members were paid $3,000 each for the year, with the respective Chairmen receiving an additional $3,000 as retainer. Finance and Compensation Committee members were paid $1,500 each for the year, with the respective Chairmen receiving an additional $1,500 as retainer. Members of other committees were paid $300 per meeting attended. Director fees are paid to both management and non-management directors. A total of $157,400 was paid in director fees during 2006.

Director Retirement Agreements. On December 19, 2006, the Company entered into director retirement agreements with Messrs. Hoogenboom, Jebaily, Kampiziones, Lusk, Porter, Turner and Willis. Pursuant to the terms of the director retirement agreements, each director will be entitled to receive an annual benefit of $12,000 ($18,000 for Mr. Hoogenboom) if the director remains in active service to the Company for seven years from the effective date of the agreements. If a director terminates service to the Company prior to the vesting of his benefit under the director retirement agreements, the director is entitled to a lump sum cash payment equal to the accrued liability balance on the Company’s books. The Company also entered into Endorsement Split Dollar Agreements with Messrs. Hoogenboom, Jebaily, Kampiziones, Lusk, Porter and Turner, in connection with Bank Owned Life Insurance, whereby each director may name a beneficiary who will be entitled to receive the lesser of (i) $50,000 or (ii) the total death proceeds of the insurance policy less its cash surrender value.

Company Vehicle. In January 2006, the Company agreed to provide the Chairman of the Board with the use of a 2006 Cadillac Deville.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of December 31, 2006 by (1) each of our current directors and director nominees; (2) each of our named executive officers; (3) all of our present executive officers and directors as a group; and (4) each person or entity known to us to be the beneficial owner of more than five percent of our outstanding common stock, based on the most recent filings with the SEC and the information contained in those filings. Unless otherwise indicated, the address for each person included in the table is c/o First Reliance Bancshares, Inc., 2170 W. Palmetto Street, Florence, South Carolina 29501.

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percentage	Manner in which Shares are Beneficially Owned(2)
Directors:
Leonard A. Hoogenboom	21,185	*	Includes 2,440 shares held by his spouse and 480 shares held as custodian for two grandchildren.
John M. Jebaily	22,366	*
Andrew G. Kampiziones	13,500	*
C. Dale Lusk, MD	27,500	*
Jeffrey A. Paolucci	36,059	1.05%	Includes 483 shares of restricted stock, 512 shares held by his spouse and 20,000 shares underlying vested options held by Mr. Paolucci.
A. Dale Porter	122,054	3.56%
F. R. Saunders, Jr.	207,566	5.84%	Includes 833 shares of restricted stock, 850 shares held by Mr. Saunders’ children, 10,442 held by his spouse, and 130,371 shares underlying vested options held by Mr. Saunders.
Paul C. Saunders	196,966	5.52%	Includes 52 shares of restricted stock, and 140,371 shares underlying vested options held by Mr. Saunders.
J. Munford Scott, Jr.	6,437	*	Includes 437 shares held by his spouse
T. Daniel Turner	84,500	2.47%	Includes 1,000 shares held as custodian for a grandchild.
A. Joe Willis	49,500	1.45%	Includes 49,300 shares held by his spouse.
Non-Director Named Executive Officers:
Thomas C. Ewart, Sr.	11,240	*	Includes 363 shares of restricted stock and 5,205 shares underlying vested options held by Mr. Ewart.
Jess A. Nance	713	*	Includes 167 shares of restricted stock.
All Current Directors and Executive Officers, as a Group (13 persons):	799,586	21.49%	Includes 295,947 underlying vested options held by reporting persons.

Other 5% Shareholders:
Service Capital Partners, LP, Service Capital Advisors, LLC, and Doris Wiley(3)	201,000	5.84%

*	Represents less than 1%.

(1)
Information relating to beneficial ownership of our common stock is based upon “beneficial ownership” concepts described in the rules issued under the Securities Exchange Act of 1934, as amended. Under these rules a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose or to direct the disposition of the security. Under the rules, more than one person may be deemed to be a beneficial owner of the same securities. A person is also deemed to be a beneficial owner of any security as to which that person has the right to acquire beneficial ownership within sixty (60) days from December 31, 2006

(2)	Some or all of the shares may be subject to margin accounts.

(3)	Address of principal business office is 1700 Pacific Avenue, Suite 2000, Dallas, Texas 75201.

EXECUTIVE OFFICERS

The following table shows for each executive officer of the Company: (a) his name; (b) his age at December 31, 2006; (c) how long he has been an officer of the Company; and (d) his positions with the Company and the Bank. Except as otherwise indicated, each executive officer has been engaged in his present principal occupation for more than five years.

Name (Age)	Officer Since	Position(s) with the Company and the Bank
Thomas C. Ewart, Sr. (57)	2003
Senior Vice President and Chief Banking Officer since January 1, 2006. Mr. Ewart served as the Bank’s Chief Credit Officer from April 28, 2003 until January 1, 2006. Prior to joining the Bank, Mr. Ewart had been an area executive with Carolina First Bank, formerly known as Anchor Bank, for approximately seven years.

Jess A. Nance (52)	2006
Senior Vice President and Chief Credit Officer since January 19, 2006; Senior Vice President, Credit Administration since November 2004. Prior to joining the Bank, Mr. Nance had been President and CEO of Florence National Bank since July 1998.

Jeffrey A. Paolucci (37)	2002
Director of the Company and the Bank since May 1, 2003, (ii) Senior Vice President and Chief Financial Officer of the Company and the Bank since September 30, 2002. Prior to joining the Company and the Bank, Mr. Paolucci had been a bank examiner in the Columbia, South Carolina field office of the FDIC since 1993.

F. R. Saunders, Jr. (46)	1999
President, Chief Executive Officer and a director of the Bank since August 16, 1999; a director of the Company since April 12, 2001; and President and Chief Executive Officer of the Company since April 18, 2001.

Paul C. Saunders (45)	1999
Senior Vice President and a director of the Bank since August 16, 1999; Senior Vice President and Assistant Secretary of the Company since April 18, 2001; and a director of the Company since April 12, 2001.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes our compensation philosophy and policies for 2006 that applied to the executives named below in the Summary Compensation Table (the “Named Executive Officers”). It explains the structure and rationale associated with each material element of each Named Executive Officer’s total compensation, and provides important context for the more detailed disclosure tables and specific compensation amounts provided following this Compensation Discussion and Analysis.

Overview of Compensation Program

The Compensation Committee of our Board of Directors has overall responsibility for evaluating and approving our compensation plans, policies and programs. All final decisions relating to the compensation of the Named Executive Officers are considered by the full Board of Directors. Our Compensation Committee is comprised of at least three (3) members of the Board of Directors, each of whom meets the independence requirements of the NASDAQ listing standards, as determined by the Board of Directors, and qualifies as a non-employee director as defined in Section 16 of the Securities Exchange Act of 1934.

The objectives of our compensation program are to attract, retain and motivate talented executives and to align the executive’s incentives with the long-term interests of our other shareholders. Specifically, our executive compensation program is designed to accomplish the following goals and objectives:

•	maintain a compensation program that is equitable in a competitive marketplace;

•	provide opportunities that integrate pay with the annual and long-term performance goals of First Reliance;

•	encourage achievement of strategic objections and creation of shareholder value;

•	recognize and reward individual initiative and achievements;

•	maintain an appropriate balance between base salary and short- and long-term incentive opportunity; and

•	allow First Reliance to compete for, retain, and motivate talented executives critical to our success and consistent with our quality of life philosophy.

Role of Executives

The Chief Executive Officer is present upon request at Compensation Committee meetings to discuss executive compensation and evaluate corporate and individual performance. Occasionally other executives may attend a Compensation Committee meeting to provide pertinent financial or legal information. Executives in attendance may provide their insights and suggestions, but only Committee members may vote on decisions regarding changes in executive compensation.

The Chief Executive Officer does not provide the recommendations for changes in his own compensation. The Compensation Committee discusses the Chief Executive Officer’s compensation with him, but final deliberations and all votes regarding his compensation are made without the Chief Executive Officer present. For the other Named Executive Officers, the Compensation Committee considers compensation recommendations from the Chief Executive Officer and First Reliance’s overall performance.

Peer Group Benchmarking

Our Compensation Committee seeks to target executive compensation that the Compensation Committee believes to be consistent with others in the banking industry. We do not believe that it is appropriate to establish compensation levels exclusively based on benchmarking, but we recognize that information regarding pay practices at other companies is useful in at least two respects. First, we recognize that our compensation practices must be competitive in the banking industry. Second, this information is one of many factors that the Named Executive Officers and the Compensation Committee consider in assessing the reasonableness of compensation.

The Company periodically benchmarks executive officer total compensation against a peer group. In selecting appropriate companies for benchmarking, First Reliance selected a peer group of banks that have comparable asset size, complexity and products and/or markets. The Compensation Committee periodically assesses the relevancy of the companies within the peer group and makes changes when appropriate. For 2006, the peer group was composed of a group of 10 financial institutions in the South Carolina and North Carolina markets with banking assets ranging from $300 million to $500 million.

Establishing Compensation Levels

The Compensation Committee has the authority to retain, at the expense of First Reliance, such compensation consultants, outside counsel and other advisers as the Compensation Committee may deem appropriate in its sole discretion. The Compensation Committee has the sole authority to approve related fees and retention terms. In 2004, the Compensation Committee retained the services of Clark Consulting, a nationally recognized compensation consulting firm, to review the compensation programs of the Named Executive Officers and to present a comparison study of executive compensation.

We rely upon our judgment about each individual, and not on rigid formulas or short-term changes in business performance in determining the amount and mix of compensation elements and whether each particular payment or award provides an appropriate incentive and reward for performance that sustains and enhances long-term shareholder value.

Base Salary. We intend to provide our Named Executive Officers with a level of assured cash compensation based on the individual’s position, experience, performance, past and potential contribution to the Company, and level of responsibility, as well as our overall financial performance. Pursuant to the terms of their employment agreements, Messrs. F.R. Saunders, Jr., Jeffrey A. Paolucci and Paul C. Saunders are entitled to annual base salaries of $275,000, $165,000 and $110,000, respectively, and annual increases equal to any cost of living increases and such additional amount as the Board of Directors or Compensation Committee determines. The base salaries of Messrs. Ewart and Nance may be adjusted from time-to-time as determined by the Board of Directors or Compensation Committee. For 2007, the Compensation Committee has set Named Executive Officers base salaries, as follows:

Named Executive Officer	2007 Base Salary	Percentage Increase
F. R. Saunders, Jr.	$275,000	0%
Jeffrey A. Paolucci	$175,000	6.1%
Thomas C. Ewart, Sr.	$160,000	3.2%
Paul C. Saunders	$115,000	4.5%
Jess A. Nance	$120,000	4.3%

Bonus. We also use annual cash awards, or bonuses, to focus attention on current strategic priorities and drive achievement of short-term corporate objectives. The Compensation Committee determined bonuses subjectively, after reviewing 2005 bonus payments and considering its members’ independent understanding of generally prevailing bonus payments for comparable positions in our market area. In each case, the Compensation Committee considered its subjective view of the Named Executive Officer’s individual efforts toward the Company’s overall performance. All Named Executive Officer’s were eligible to receive annual cash awards, and the Compensation Committee determined bonus amounts after our 2006 financial results were available.

The table below shows the award amounts each Named Executive Officer received for 2006.

Named Executive Officer	2006 Bonus	Percent of Salary
F. R. Saunders, Jr.	$170,000	61.8%
Jeffrey A. Paolucci	$72,500	43.9%
Thomas C. Ewart, Sr.	$36,250	23.4%
Paul C. Saunders	$21,000	19.1%
Jess A. Nance	$20,000	17.4%

Equity Compensation. Historically, the primary form of equity compensation that we awarded consisted of incentive stock options. We selected this form because of favorable accounting and tax treatments and the wide-spread use of options in our industry. However, beginning in 2006, the accounting treatment for stock options changed, making stock options less attractive. As a result, we assessed the desirability of granting shares of restricted stock and stock appreciation rights (SARs), and concluded that restricted stock and SARs would provide an equally motivating form of incentive compensation while permitting us to issuer fewer shares, thereby reducing potential dilution.

The Compensation Committee believes that restricted stock and SARs aligns the recipient’s interests with those of the shareholders, and the vesting period encourages recipient’s to continue working for us. The Compensation Committee does not intend to grant any equity awards if long-term performance goals are not met.

Salary Continuation Agreements. The Compensation Committee believes that supplemental retirement plans, in the form of Salary Continuation Agreements with Messrs. F. R. Saunders, Jr., Jeffrey A. Paolucci, and Paul C. Saunders, provides financial security to the individuals and their families in exchange for continued service to us. We have decided to provide a fixed retirement payment that is not subject to fluctuations in the economy and stock market as happens with a defined contribution plan. The Compensation Committee believes, based on awareness of benefits offered by others in the market, that the salary continuation agreements are competitive with those offered by other community banks in our market area who typically compete with us for talent. The salary continuation agreements are, therefore, a significant recruitment and retention tool. For the same reasons, we also provide death benefits to these personnel under split dollar life insurance plans. For more information on the supplemental retirement benefits of executive officers, see the “2006 Pension Benefits Table” and “Potential Payments Upon Termination of Change-in-Control” below.

Tax Qualified Retirement Plans. We sponsor two defined contribution retirement plans in which all qualified employees may participate: a 401(k) plan and an Employee Stock Ownership Plan (the “ESOP”). The purpose of the 401(k) plan is to provide participating employees with an opportunity to accumulate capital for their future economic security through their elective deferrals and company contribution. The purpose of the ESOP is to provide participating employees with an opportunity to obtain beneficial interests in our stock through the company contribution made to all eligible employees.

Other Compensation.  Our Named Executive Officers also participate in our broad-based employee benefit plans, such as medical, dental, disability and term life insurance programs.

We also provide the following perquisites: business and personal use of a Company car for transportation for the executive, his/her customers, employees and directors; social and civic club dues for networking and entertaining; travel expenses for a spouse to join on business trips, and business and personal use of a cell phone for accessibility. The incremental costs of these perquisites did not exceed $10,000 for any of our Named Executive Officers.

Allocation Among Components

Under our compensation structure, the mix of base salary, bonus and equity compensation varies depending upon level. In allocating compensation among these elements, we believe that the compensation of our senior-most levels of management - the levels of management having the greatest ability to influence First Reliance’s overall performance - should be more performance-based, while lower levels of management should receive a greater portion of their compensation in base salary.

In 2006, the percentage of compensation received in salary versus performance-based awards (excluding the impact of any change in pension value or other compensation) for each of our Named Executive Officers was as follows:

Named Executive Officer	% in Salary	% Performance-Based
F. R. Saunders, Jr.	60.2%	39.8%
Jeffrey A. Paolucci	67.5%	32.5%
Thomas C. Ewart, Sr.	78.9%	21.2%
Paul C. Saunders	83.5%	16.5%
Jess A. Nance	83.7%	16.3%

Severance Benefits

We believe that companies should provide reasonable severance benefits to their employees. With respect to senior management, these severance benefits should reflect the fact that it may be difficult for employees to find comparable employment for a period of time.

Change in Control

Our senior management and other employees have built First Reliance in to the successful company that it is today, and we believe it is appropriate to protect them in the event of a change in control. Further, it is our believe that the interests of stockholders will be best served if the interest of our senior management are alight with them, and we believe providing change in control benefits should eliminate, or at least reduce, the reluctance of management to purse potential change in control transactions that may be in the best interests of shareholders. We believe that relative to the overall value of First Reliance, these potential change in control benefits are relatively minor.

Review of Prior Amounts Granted and Realized

Our goal is to motivate and reward executives relative to driving superior future performance on a continuous basis. The Compensation Committee does not consider prior stock compensation gains as a factor in determining future compensation levels.

Adjustment or Recovery of Awards

We have not adopted a formal policy or any employment agreement provisions that enable recovery, or “clawback,” of incentive or bonus awards in the event of misstated or restated financial results. However, Section 404 of the Sarbanes-Oxley Act does provide some ability to recover such awards in certain circumstances. If First Reliance is required to restate its financial statements due to noncompliance with any financial reporting requirements as a result of misconduct, our Chief Executive and Financial Officers must reimburse First Reliance for (i) any bonus or other incentive, or equity-based compensation received during the 12 months following the first public issuance of the non-complying document, and (ii) any profits realized from the sale of securities of First Reliance during these 12 months.

Timing of Equity Grants

We not have a formal policy guiding the timing of equity grants. All previous equity grants were made following Committee approval.

Tax and Accounting Considerations

We take into account tax and accounting implications in the design of its compensation programs. For example, in the selection of long-term incentive instruments, the Committee reviews the projected expense amounts and expense timing associated with alternative types of awards. Under current accounting rules (i.e., FAS 123(R)), we must expense the grant-date fair value of share-based grants such as restricted stock and SARs. The grant-date value is amortized and expensed over the service period or vesting period of the grant.

Section 162(m) of the Internal Revenue Code places a limit on the tax deduction for compensation in excess of $1 million paid to the chief executive officer and four most highly compensated executive officers of a corporation in a taxable year. The Committee retains the flexibility, however, to pay non-deductible compensation if it believes doing so is in our best interests.

Under the employment agreements and the Salary Continuation Agreements of Messrs. F. R. Saunders, Jr., Jeffrey A. Paolucci and Paul C. Saunders, each are entitled to an excise tax gross-up benefit to compensate them for any excise taxes imposed in connection with the benefits they are to receive upon a change-in-control of First Reliance. Section 4999 of the Internal Revenue Code imposes a 20% excise tax on an executive if the executive’s total benefit upon a change-in-control of First Reliance equals or exceeds three times the executive’s five-year average taxable compensation. If the 20% excise tax is triggered, it is imposed on all change-in-control benefits exceeding the executive’s five-year average taxable compensation. Additionally, under Section 280G of the Internal Revenue Code, the employer forfeits the compensation deduction related to such payments. We believe that providing the tax gross-up benefit properly provides the executives the full benefit of the promises contained in the employment agreements and Salary Continuation Agreements, so that the compensation received by the executives after their payment of taxes equals their benefits had no excise taxes been imposed. The Compensation Committee believes any increase in non-deductible compensation will not materially adversely affect First Reliance.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

April 19, 2007	Compensation Committee:	A. Joe Willis
Leonard A. Hoogenboom
Andrew G. Kampiziones
J. Munford Scott, Jr.
T. Daniel Turner

Summary Compensation Table

The following table provides certain summary information concerning the annual and long-term compensation paid or accrued by the Company and its subsidiaries to or on behalf of the Company’s Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive -officers of the Company who earned over $100,000 in total compensation for 2006.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (1)	Total ($)
F. R. Saunders, Jr. President and Chief Executive Officer	2006	275,000	170,000	4,123	7,827	57,750	13,343 (3)	528,043
Jeffrey A. Paolucci Sr. Vice President and Chief Financial Officer	2006	165,000	72,500	2,390	4,539	15,897	7,619 (4)	267,945
Thomas C. Ewart, Sr. Sr. Vice President and Chief Banking Officer	2006	155,000	36,250	1,796	3,404	--	5,489 (5)	201,939
Paul C. Saunders, Sr. Vice President	2006	110,000	21,000	285	446	13,637	5,259 (6)	150,627
Jess A. Nance, Sr. Vice President	2006	115,000	20,000	826	1,565	--	5,832 (7)	143,223

(1)	The assumptions made in the valuation of stock awards and option awards can be found in Note 16 to our financial statements.
(2)	We have omitted information on perquisites and other personal benefits because the aggregate amount of these items does not meet the minimum amount required for disclosure under the SEC's regulations.
(3)	Represents $6,555 in company match to our 401(k) plan, $4,292 in company contribution to our ESOP and $2,496 in supplemental life insurance premiums paid by the Company.
(4)	Represents $5,038 in company match to our 401(k) plan and $2,581 in company contribution to our ESOP.
(5)	Represents $3,070 in company match to our 401(k) plan and $2,419 in company contribution to our ESOP.
(6)	Represents $3,548 in company match to our 401(k) plan and $1,711 in company contribution to our ESOP.
(7)	Represents $4,032 in company match to our 401(k) plan and $1,800 in company contribution to our ESOP.

F. R. Saunders, Jr., Jeffrey A. Paolucci, and Paul C. Saunders. On November 24, 2006, the Company and the Bank entered into new employment agreements with F.R. Saunders, Jr., Jeffrey A. Paolucci, and Paul C. Saunders. Each of the agreements supersedes and replaces the prior employment agreements with each executive.

Each of the employment agreements provides for an initial three year term, which is automatically extended at the end of each month for one additional month unless the Bank’s board of directors determines that the term will not be extended. Once the Bank’s board determines that the term will not be extended, the term is fixed at three years with no additional renewals. The employment agreements provide for an initial base salary for F.R. Saunders, Jr. of $275,000, for Jeffrey A. Paolucci of $165,000, and for Paul C. Saunders of $110,000. Each executive’s salary is to be reviewed annually by the Company’s Board of Directors or the Board’s Compensation Committee, and will be increased to reflect cost of living increases and may be increased otherwise.

The employment agreements provide that the Company will reimburse the executive for disability insurance that he maintains and will pay an additional amount to the executive to cover any state or federal income taxes associated with such reimbursement. The Company will also pay any initiation and membership assessments and dues in civic and social clubs of the executive’s choice, although the executive remains responsible for personal expenses for use of such clubs. The agreement with F.R. Saunders, Jr. also provides that the Company will provide the use of an automobile for business and personal use. The agreements with F.R. Saunders, Jr. and Jeffery A. Paolucci also provide that the Company will maintain a long-term care insurance policy for each executive that will be fully paid up by the time the executive turns age 65.

Thomas C. Ewart, Sr. has an employment agreement with the Bank providing for his employment by the Bank for a term of three years commencing on April 23, 2003, except that the agreement will be extended automatically for additional one-year periods unless a party gives the other party proper non-renewal notice. The employment agreement provides Mr. Ewart with an initial annual salary of $135,000, insurance coverage in the amount of at least two-times Mr. Ewart’s base salary, reimbursement of certain membership dues, a $25,000 unsecured line of credit, a secured $67,025 loan, stock options equal to at least $41,639 (which are subject to a pre-determined vesting schedule) and eligibility for annual bonus compensation to be set by the Bank.

Mr. Ewart’s employment agreement also provides that the Bank or Mr. Ewart may terminate the agreement at any time and for any reason. For a period of one-year after termination, Mr. Ewart will be subject to various non-solicitation and non-compete provisions of his agreement.

Jess A. Nance is paid an annual salary of $115,000 but does not have a formal employment agreement with the Company or the Bank.

2006 Grants of Plan-Based Awards Table

The following table sets forth information for the fiscal year ended December 31, 2006 concerning plan-based awards granted to the Named Executive Officers.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
F. R. Saunders, Jr.	1/19/2006	833 (1)	13,021 (2)	14.85	94,343
Jeffrey A. Paolucci	1/19/2006	483 (1)	7,552 (2)	14.85	54,685
Thomas C. Ewart, Sr.	1/19/2006	363 (1)	5,664 (2)	14.85	41,048
Paul C. Saunders	3/28/2006	53 (3)	820 (4)	16.10	7,284
Jess A. Nance	1/19/2006	167 (1)	2,604 (2)	14.85	18,873

(1)	Restricted Stock Grants vest in three equal annual installments beginning on January 19, 2007.
(2)	Stock Appreciation Rights vest in five equal annual installments beginning on January 19, 2012.
(3)	Restricted Stock Grants vest in three equal annual installments beginning on March 28, 2007.
(4)	Stock Appreciation Rights vest in five equal annual installments beginning on March 28, 2012.

Outstanding Equity Awards at 2006 Fiscal Year End Table

The following table sets forth information at December 31, 2006, concerning outstanding awards previously granted to the Named Executive Officers.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
F.R. Saunders, Jr.	45,000 50,371 35,000 --	-- -- -- 13,021 (1)	-- -- -- --	5.00 8.00 11.50 14.85	8/16/2009 7/17/2013 5/10/2015 1/19/2016	833 (2)	12,994.80	--	--
Jeffrey A. Paolucci	10,000 10,000 --	-- -- 7,552 (1)	-- -- --	8.32 11.50 14.85	8/15/2013 10/01/2014 1/19/2016	483 (2)	7,534.80	--	--
Thomas C. Ewart, Sr.	5,205 --	-- 5,664 (1)	-- --	8.00 14.85	7/17/2013 1/19/2016	363 (2)	5,662.80	--	--
Paul C. Saunders	55,000 50,371 35,000 --	-- -- -- 820 (3)	-- -- -- --	5.00 8.00 11.50 16.10	8/16/2009 7/17/2013 5/10/2015 3/28/2016	53 (4)	826.80	--	--
Jess A. Nance	--	2,604 (1)	--	14.85	1/19/2016	167 (2)	2,605.20	--	--

(1)	Stock Appreciation Rights vest in five equal annual installments beginning on January 19, 2012.
(2)	Restricted Stock Grants vest in three equal annual installments beginning on January 19, 2007.
(3)	Stock Appreciation Rights vest in five equal annual installments beginning on March 28, 2012.
(4)	Restricted Stock Grants vest in three equal annual installments beginning on March 28, 2007.

2006 Option Exercises and Stock Vested Table

The following table sets forth information regarding the number of shares and value realized by each of the Named Executive Officers upon the exercise of options and vesting of stock awards during 2006.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting ($)	Value Realized on Vesting ($)
F. R. Saunders, Jr.	25,000	335,000	--	--
Jeffrey A. Paolucci	--	--	--	--
Thomas C. Ewart, Sr.	--	--	--	--
Paul C. Saunders	15,000	165,000	--	--
Jess A. Nance	--	--	--	--

2006 Pension Benefits Table

The following table sets forth information as of December 31, 2006 regarding plans that provide for payment or other benefits at, following, or in connection with retirement.

		Number of Years	Present Value of	Payments During
		Credited Service	Accumulated Benefit	Last Fiscal Year
Name	Plan Name	(#)	($)	($)
F. R. Saunders, Jr.	2006 Salary Continuation Plan	—	57,750	0
Jeffrey A. Paolucci	2006 Salary Continuation Plan	—	15,897	0
Thomas C. Ewart, Sr.	—	—	—	—
Paul C. Saunders	2006 Salary Continuation Plan	—	13,637	0
Jess A. Nance	—	—	—	—

On November 24, 2006, the Bank entered into new salary continuation agreements with F.R. Saunders, Jr., Jeffrey A. Paolucci, and Paul C. Saunders. The salary continuation agreements provide that each executive will be entitled, upon reaching age 65, to an annual benefit for F.R. Saunders, Jr. of $321,842, for Jeffrey A. Paolucci of $225,308, and for Paul C. Saunders of $85,000.

Potential Payments Upon Termination or Change-in-Control

Severance and Change-in-Control Benefits

Each of Messrs. F. R. Saunders Jr., Jeffrey A. Paolucci, Thomas C. Ewart Sr., and Paul C. Saunders is a party to an employment agreement with the Company or the Bank. Entered into in November 2006, the agreements with Messrs. F.R. Saunders, Jeffrey A. Paolucci, and Paul C. Saunders provide for severance benefits payable after employment termination. Those three agreements also provide for a lump-sum cash benefit payable immediately after a change in control, regardless of whether their employment also terminates. Entered into in 2003, Mr. Ewart’s employment agreement does not provide for severance benefits or change-in-control benefits. Additionally, the Salary Continuation Agreements that the Bank entered into with Messrs. F.R. Saunders, Jeffrey A. Paolucci, and Paul C. Saunders in November 2006 promise a specified retirement benefit to each of these three executives when he attains age 65, or a reduced annual benefit if the executive’s employment terminates before age 65. Like the employment agreements, the Salary Continuation Agreements also provide for a lump-sum cash benefit payable immediately after a change in control, regardless of whether the executive’s employment also terminates. Endorsement Split Dollar Agreements associated with the Salary Continuation Agreements assure the executives’ designated beneficiaries of a death benefit if the executive dies while employed by the Bank. Lastly, all of the executives named in the Summary Compensation Table also hold unvested stock appreciation rights - SARs - and unvested shares of restricted stock under award agreements entered into in early 2006. Those award agreements provide for accelerated vesting after employment termination or after a change in control. Apart from award agreements for SARs and restricted stock, Mr. Nance is not a party to an employment agreement or other agreement promising severance, change-in-control, or retirement benefits.

Involuntary termination of an executive for cause. If any of the executives named in the Summary Compensation Table is terminated for cause, he would be entitled solely to compensation earned through the date on which termination becomes effective. The terminated executive would be entitled to no severance benefits under his employment agreement, he would forfeit all benefits under the Salary Continuation Agreement and associated Endorsement Split Dollar Agreement, and he would forfeit all unvested restricted shares and all unvested and vested SARs. The employment agreement of F.R. Saunders provides that he may be terminated for cause solely by majority board action, he must be given advance notice of the board meeting, and he must be given the opportunity to be present at and to challenge the board’s decision.

Voluntary termination by the executive with good reason, involuntary termination of the executive without cause, and termination because of disability. Under the employment agreements of Messrs. F.R. Saunders, Jeffrey A. Paolucci, and Paul C. Saunders, their benefit entitlements after voluntarily employment termination depend on whether they first incurred an adverse change in employment circumstances. Referred to in the employment agreements as “Good Reason” for voluntary employment termination, adverse changes in employment circumstances include such things as reduced pay or benefits, demotion or reduction of responsibilities, and relocation to a distant office. If any of these three executives has Good Reason for voluntary employment termination, or if the executive is involuntarily terminated by the Company without cause, he would after employment termination continue to receive his base salary and bonus for the remaining three-year term of the employment agreement, along with specified insurance benefits. There is no comparable provision in Mr. Ewart’s employment agreement. He is entitled to no severance for employment termination. Similarly, Messrs. F.R. Saunders, Jeffrey A. Paolucci, and Paul C. Saunders would be entitled to no severance benefits under their employment agreements if they voluntarily terminate employment without Good Reason or if they are involuntarily terminated with cause.

Under award agreements for SARs and restricted shares, benefit entitlements of an executive whose employment terminates depend on whether the executive attained age 65 before termination. If the executive has not attained age 65 when employment termination occurs, he forfeits unvested SARs and unvested restricted shares. None of the executives named in the Summary Compensation Table has yet attained age 65, all of the SARs and restricted shares awarded to them in 2006 are unvested, and as a consequence all of those SARs and restricted shares would have been forfeited had their employment terminated voluntarily or involuntarily on December 31, 2006. But if employment termination occurs at any age because of death or disability, or if a change in control occurs before employment termination, all unvested SARs and unvested restricted shares held by the executive become fully vested. If the executive has attained age 65 when employment termination occurs, all of his unvested restricted stock awards become vested. Likewise, the executive’s unvested SARs become fully vested if he has at least ten years of service with the Bank when termination occurs. Of the five executives named in the Summary Compensation Table, all of their restricted shares will be vested when they attain age 65 but Mr. Ewart is the only executive whose SARs will not be fully vested according to their terms at age 65. On January 19, 2006 Mr. Ewart was awarded an SAR for 5,664 shares with an exercise or base price of $14.85 per share, which will be 60% vested when he attains age 65 in December 2014. An additional 20% (1,133 shares) will become vested on January 19, 2015 and the final 20% on January 19, 2016. He will have been employed by the Bank for more than ten years when he attains age 65, and as a consequence the unvested 40% of his SARs will become fully vested if Mr. Ewart chooses to terminate employment after December 2014.

Benefit entitlements under the Salary Continuation Agreements of Messrs. F.R. Saunders, Jeffrey A. Paolucci, and Paul C. Saunders after voluntary employment termination do not depend on whether Good Reason exists for termination. Instead Salary Continuation Agreement benefits are determined solely by the amount of the liability accrual balance established by the Bank. The Bank’s liability accrual balance increases incrementally each month so that the final liability accrual balance at the executive’s normal retirement age (age 65) equals the present value of the specified normal retirement benefit. If an executive’s employment is involuntarily terminated by the Bank without cause or voluntarily terminated by the executive before age 65, instead of the specified normal retirement benefit he will receive a reduced annual benefit that is based on the amount of the Bank’s liability accrual balance when employment termination occurs. The reduced benefit would not be payable until the executive finally attains age 65. The Endorsement Split Dollar Agreements associated with the Salary Continuation Agreements terminate when the executive’s employment terminates, meaning the executive is entitled by the split dollar agreement to designate a beneficiary of death proceeds payable under Bank-owned insurance policies on the executive’s life if and only if the executive dies while employed by the Bank.

If the executive’s employment terminates because of disability, the severance benefit under the employment agreement would consist of continued insurance benefits. The Salary Continuation Agreement benefit for termination because of disability is identical to the Salary Continuation Agreement benefit for employment termination before age 65. Additionally, if employment termination occurs because of disability all unvested SARs and unvested restricted shares would become fully vested. In the case of F.R. Saunders only, his right under a March 26, 2004 Supplemental Life Insurance Agreement - discussed under the caption “Death benefits” below - to designate the beneficiary of death proceeds under Bank-owned insurance policies on his life is preserved after employment termination if his employment terminates after age 65, or after a change in control occurs, or because of disability. The value of preservation of that benefit after employment termination is not reflected in the following illustration of disability benefits.

	estimated annual benefits assuming termination on December 31, 2006
	voluntary termination without Good Reason		voluntary termination with Good Reason or involuntary termination without cause		estimated benefits for termination on December 31, 2006 because of disability
	Employment	Salary Continuation	Employment	Salary Continuation	Employment	Salary Continuation	accelerated vesting of unvested . . .
	Agreement (3)	Agreement (2)	Agreement (3)	Agreement (2)	Agreement (3)	Agreement (2)	SARs (4)	restricted shares (5)
F.R. Saunders Jr.	$0	$16,505	$477,511	$16,505	$32,511	$16,505	$9,766	$12,995
Jeffrey A. Paolucci	$0	$7,860	$257,552	$7,860	$20,052	$7,860	$5,664	$7,535
Thomas C. Ewart Sr.	$0	$0	$0	$0	$0	$0	$4,248	$5,663
Paul C. Saunders	$0	$4,096	$140,146	$4,096	$9,146	$4,096	$0	$827
Jesse A. Nance	$0	$0	$0	$0	$0	$0	$1,953	$2,605

(1) the severance benefit under the employment agreements of Messrs. F.R. Saunders, Jeffrey A. Paolucci, and Paul C. Saunders continues for three years and consists of continued salary at the rate in effect when termination occurs, plus an annual bonus equal to the bonus earned for the calendar year ended immediately before the year in which employment termination occurs, plus continued insurance coverage. Insurance coverage benefits under the employment agreements of F.R. Saunders and Jeffrey A. Paolucci would consist of continued medical and disability coverage for the remaining contract term, continued long-term care coverage until the long-term care policy is fully paid up, and a tax gross-up payment to compensate for taxes imposed on the disability coverage and long-term care coverage benefits. Insurance benefits under the employment agreement of Paul C. Saunders would consist of continued medical and disability coverage for the remaining contract term and a tax gross-up payment to compensate for taxes imposed on the disability coverage. Instead of continued coverage, the agreements allow the Company to make a lump-sum payment of the present value of its cost to maintain the continued insurance benefits. The severance benefit figures of Messrs. F.R. Saunders, Jeffrey A. Paolucci, and Paul C. Saunders are calculated as follows, with the tax gross-up figures calculated assuming a combined Federal and state effective tax rate of 42.05% -

	annual salary on December 31, 2006	bonus for 2005 (paid in 2006)	estimated value of annual insurance coverage	estimated tax gross-up payments	total
F.R. Saunders Jr.	$275,000	$170,000	$18,840	$13,671	$477,511
Jeffrey A. Paolucci	$165,000	$72,500	$11,620	$8,432	$257,552
Paul C. Saunders	$110,000	$21,000	$5,300	$3,846	$140,146

(2) the Salary Continuation Agreement benefit is payable for 15 years beginning at age 65. The figures shown are based on the liability accrual balances on December 31, 2006, assuming interest continues to accrue on those balances at 6.25% in the period from employment termination to age 65 and thereafter during the 15-year benefit period
(3) the employment agreement benefits for termination because of disability consist solely of continuation of the specified insurance coverage benefits and the associated tax gross-up benefit. Instead of continued coverage, the agreements allow the Company to make a lump-sum payment of the present value of its cost to maintain the continued insurance benefits
(4) for purposes of this illustration the value of accelerated vesting of SARs is the difference between the price of Company common stock on December 31, 2006 and the exercise price of the unvested SARs, multiplied by the number of shares subject to the unvested SARs. The exercise price of all unvested SARs held by the executives named in the Summary Compensation Table is $14.85, except that the exercise price of Mr. Paul C. Saunders’ unvested SARs, which were granted later in 2006, is $16.10. The price of Company common stock on December 31, 2006 was $15.60, the closing price on December 29, 2006, the final trading day in 2006

(5) for purposes of this illustration the value of accelerated vesting of restricted shares is the price of Company common stock on December 31, 2006 - $15.60 - multiplied by the number of restricted shares

Death benefits. In the case of an executive’s death while employed by the Company, under the employment agreements of Messrs. F.R. Saunders, Jeffrey A. Paolucci, and Paul C. Saunders the Company must provide their family members with continuing health care coverage for 12 months. There is no comparable provision in Mr. Ewart’s employment agreement. Additionally, all of the executives’ unvested SARs and unvested restricted shares would become fully vested if the executives die while employed by the Company. Lastly, these three executives’ designated beneficiaries would be entitled to (x) an amount equal to the liability accrual balance existing at the executive’s death, payable under the Salary Continuation Agreements entered into in November 2006, and (y) under Endorsement Split Dollar Agreements accompanying the Salary Continuation Agreements, also entered into in November 2006, 100% of the net death benefit payable under Bank-owned insurance policies on the executives’ lives, payable directly by the insurer to the designated beneficiary. The death benefit payable under the Salary Continuation Agreements is payable in a single lump 90 days after the executive’s death. The term net death benefit means the total life insurance policy death proceeds minus the policy cash surrender value. The policy cash surrender value is payable in its entirety to the Bank. The Bank also owns policies on the lives of other officers, including Messrs. Thomas C. Ewart Sr. and Jesse A. Nance. At the death of these other officers the Bank is entitled to the entire cash surrender value of the policies and all but $50,000 of the net death benefit, having endorsed to the officers the right to designate the beneficiary of $50,000 of the net death benefit. The following split dollar agreement benefits of the five executives named in the Summary Compensation Table are payable solely for death occurring before employment termination. No benefit is payable if death occurs after employment termination.

	death benefit had death occurred on December 31, 2006
	2006 Salary Continuation Agreement	2006 Endorsement Split Dollar	accelerated vesting of unvested . . .
	lump-sum death benefit	Agreement benefit	SARs (1)	restricted shares (2)
F.R. Saunders Jr.	$50,891	$756,996	$9,766	$12,995
Jeffrey A. Paolucci	$13,685	$2,160,756	$5,664	$7,535
Thomas C. Ewart Sr.	$0	$50,000	$4,248	$5,663
Paul C. Saunders	$11,684	$638,179	$0	$827
Jesse A. Nance	$0	$50,000	$1,953	$2,605

(1) for purposes of this illustration the value of accelerated vesting of SARs is the difference between the price of Company common stock on December 31, 2006 and the exercise price of the unvested SARs, multiplied by the number of shares subject to the unvested SARs. The exercise price of all unvested SARs held by the executives named in the Summary Compensation Table is $14.85, except that the exercise price of Mr. Paul C. Saunders’ unvested SARs, which were granted later in 2006, is $16.10. The price of Company common stock on December 31, 2006 was $15.60, the closing price on December 29, 2006, the final trading day in 2006
(2) for purposes of this illustration the value of accelerated vesting of restricted shares is the price of Company common stock on December 31, 2006 - $15.60 - multiplied by the number of restricted shares

In addition to the split dollar agreement associated with the Salary Continuation Agreement entered into by the Bank and F.R. Saunders in November 2006, Mr. Saunders is a party to a March 26, 2004 Supplemental Life Insurance Agreement. Like the November 2006 Endorsement Split Dollar Agreement accompanying Mr. Saunders’ Salary Continuation Agreement, the March 26, 2004 Supplemental Life Insurance Agreement grants to Mr. Saunders the right to designate the beneficiary of death proceeds under Bank-owned insurance policies on his life if he dies while employed by the Bank. But Mr. Saunders’ right under the March 26, 2004 agreement to designate the beneficiary of death proceeds is preserved after employment termination if employment termination occurs after he attains age 65, if employment termination occurs at any age because of disability, or if a change in control occurs before employment termination. Mr. Saunders’ rights under the March 26, 2004 agreement would be forfeited, however, if he is terminated for cause. Under the March 26, 2004 agreement Mr. Saunders may designate the beneficiary of death proceeds in an amount equal to (x) the net death benefits payable under the policies that are the subject of the agreement or (y) $1.5 million, whichever is less. As of December 31, 2006 the aggregate net death benefit under the policies subject to the March 26, 2004 Supplemental Life Insurance Agreement exceeded $1.5 million. As a result Mr. Saunders would have had the right to designate the beneficiary of $1.5 million of death proceeds under the March 26, 2004 agreement had his death occurred on or before December 31, 2006, in addition to his right to designate the beneficiary of net death benefits of $756,996 under additional Bank-owned policies on his life that are the subject of the November 2006 Endorsement Split Dollar Agreement, or aggregate death proceeds of $2,256,996.

The Financial Accounting Standards Board clarified in late 2006 that a split dollar arrangement providing post-retirement death benefits requires the employer to recognize compensation expense during an employee’s working years to account for the split dollar insurance obligation, even though the split dollar benefit will ultimately be paid by the insurance company and not the employer. This was not the prevailing accounting treatment in 2004 when the Bank entered into the Supplemental Life Insurance Agreement with Mr. Saunders. Accordingly, unless the agreement is amended to eliminate post-retirement death benefits, the Bank will have to begin recognizing compensation expense associated with this post-retirement split dollar insurance arrangement beginning in 2008.

Benefits associated with a change in control. If a change in control of the Company occurs, all of the executives named in the Summary Compensation Table would become fully vested in all unvested SARs and unvested restricted shares. Messrs. F.R. Saunders, Jeffrey A. Paolucci, and Paul C. Saunders would also be entitled to a lump-sum benefit under their employment agreements immediately after the change in control, regardless of whether their employment also terminates. If they receive the lump-sum change-in-control benefit and their employment actually does terminate thereafter, they would not be entitled to an additional severance benefit under the employment agreement as the result of employment termination, although they would be entitled to continued insurance coverage as described above. They would be entitled to a change-in-control benefit under their employment agreements on no more than one occasion during the term of the agreement. Mr. Ewart would have been entitled to a change-in-control benefit under his employment agreement if a change in control had occurred within three years after the effective date of his employment agreement, which became effective in 2003. A change in control had not occurred by December 31, 2006 and as a result Mr. Ewart’s employment agreement no longer provides for any change-in-control benefits.

In addition to the change-in-control benefit under the employment agreements, Messrs. F.R. Saunders, Jeffrey A. Paolucci, and Paul C. Saunders would be entitled to a lump-sum benefit under their Salary Continuation Agreements immediately after a change in control, regardless of whether their employment also terminates after the change in control. The lump-sum benefit would consist of cash in an amount equal to the present value of their specified normal retirement age benefits, meaning the liability accrual balance projected to exist at the age 65 normal retirement age of each of the executives. Like the employment agreements, the Salary Continuation Agreements make clear that this lump-sum change-in-control benefit is payable on no more than one occasion. If the change-in-control benefit is paid under the Salary Continuation Agreements, the executives would be entitled to no other benefits under the Salary Continuation Agreements, except for a potential tax gross-up benefit and potential reimbursement of their legal expenses. If a change in control occurs while the executive is receiving or is entitled at age 65 to receive retirement benefits under the Salary Continuation Agreement, the executive would instead receive an immediate lump-sum payment consisting of the Salary Continuation Agreement liability accrual balance.

Under the employment agreements and the Salary Continuation Agreements Messrs. F.R. Saunders, Jeffrey A. Paolucci, and Paul C. Saunders would be entitled to an excise tax gross-up benefit to compensate them for excise taxes imposed on their change-in-control benefits. If an executive’s total change-in-control benefits - including severance benefits under employment agreements, change-in-control benefits payable under salary continuation or other retirement agreements, accelerated vesting of stock options, SARs, and restricted stock, and any other form of change-in-control benefit - equal or exceed three times his five-year average taxable compensation, a 20% excise tax is imposed on the executive under Internal Revenue Code section 4999 and the employer forfeits its compensation deduction because of the related section 280G of the Internal Revenue Code. If the 20% excise tax is imposed, it is imposed on all change-in-control benefits exceeding the executive’s five-year average taxable compensation, and the employer forfeits the compensation deduction for those same benefit amounts. The gross-up benefit under the employment agreements and the Salary Continuation Agreements would compensate the executives for excise taxes imposed so that the executives’ benefits after payment of excise taxes would equal their benefits had no excise taxes been imposed. However, the gross-up benefit would increase the amount of the Company’s non-deductible compensation under section 280G.

	change-in-control benefits had a change in control occurred on December 31, 2006
	Employment Agreement lump-sum benefit	Salary Continuation Agreement lump-sum benefit	accelerated vesting of SARs (1)	accelerated vesting of restricted shares (2)	estimated excise tax gross-up benefit (3)	total
F.R. Saunders Jr.	$1,335,000	$3,144,289	$9,766	$12,995	$2,229,465	$6,731,515
Jeffrey A. Paolucci	$712,500	$2,201,184	$5,664	$7,535	$1,482,595	$4,409,478
Thomas C. Ewart Sr.	$0	$0	$4,248	$5,663	$0	$9,911
Paul C. Saunders	$393,000	$830,422	$0	$827	$581,213	$1,805,462
Jesse A. Nance	$0	$0	$1,953	$2,605	$0	$4,558

(1) for purposes of this illustration the value of accelerated vesting of SARs is the difference between the price of Company common stock on December 31, 2006 and the exercise price of the unvested SARs, multiplied by the number of shares subject to the unvested SARs. The exercise price of all unvested SARs held by the executives named in the Summary Compensation Table is $14.85, except that the exercise price of Mr. Paul C. Saunders’ unvested SARs, which were granted later in 2006, is $16.10. The price of Company common stock on December 31, 2006 was $15.60, the closing price on December 29, 2006, the final trading day in 2006
(2) for purposes of this illustration the value of accelerated vesting of restricted shares is the price of Company common stock on December 31, 2006 - $15.60 - multiplied by the number of restricted shares
(3) for purposes of this illustration the continued insurance coverage provided to Messrs. F.R. Saunders Jr., Jeffrey A. Paolucci, and Paul C. Saunders under their employment agreements after employment termination is not treated as a change-in-control benefit. Insurance coverage continues under the employment agreements after employment termination without regard to whether a change in control has occurred. Shown elsewhere in this discussion of severance and change-in-control benefits, the value of that continued insurance coverage would increase the amount of the excise tax gross-up benefit if it were treated as a change-in-control benefit. The excise tax gross-up benefit assumes a combined Federal and state effective tax rate of 62.05%

The preceding table does not take account of F.R. Saunders’ right under a March 26, 2004 Supplemental Life Insurance Agreement to designate the beneficiary of death proceeds in the amount of $1.5 million under Bank-owned policies on his life, which right becomes fixed if a change in control occurs. The March 26, 2004 Supplemental Life Insurance Agreement generally provides that Mr. Saunders’ right to designate the beneficiary of death proceeds is forfeited after employment termination, unless employment termination occurs after he attains age 65, if employment termination occurs at any age because of disability, or if a change in control occurs before employment termination.

The employment agreements and Salary Continuation Agreements of Messrs. F.R. Saunders, Jeffrey A. Paolucci, and Paul C. Saunders also provide for reimbursement of their legal fees if the agreements are challenged after a change in control. The agreements also allow the executive to select a law firm of his choice to represent him. There is no comparable provision in Thomas C. Ewart’s employment agreement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires the Company’s directors and officers and persons who own beneficially more than 10% of the Company’s outstanding common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in their ownership of the Company’s common stock. Directors, executive officers and greater than 10% shareholders are required to furnish the Company with copies of the forms they file. To our knowledge, based solely on a review of these reports and representations from our directors and officers, our directors and officers filed all reports required by Section 16(a), except Dale Porter filed two late reports to describe four transactions and Paul Saunders filed two late report to describe three transactions. As of the record date, all transactions by directors and executive officers have been reported on Section 16 reports.

RELATED PARTY TRANSACTIONS

The Company and the Bank have banking and other business transactions in the ordinary course of business with directors and officers of the Company and the Bank and their affiliates, including members of their families, corporations, partnerships or other organizations in which such directors and officers have a controlling interest. These transactions take place on substantially the same terms as those prevailing at the same time for comparable transactions with unrelated parties.

The Company recognizes that related party transactions can present potential or actual conflicts of interest and create the appearance that the Company’s decisions are based on considerations other than the Company’s and its shareholders’ best interests. Therefore, the Board of Directors has adopted the following practices and procedures with respect to related party transactions.

For the purpose of the procedures, a “related party transaction” is a transaction in which the Company or the Bank participates and in which any related party has a direct or indirect material interest, other than transactions available to all employees or customers generally.

Under the Company’s procedures, any related party transaction must be reported to the Board of Directors and may be consummated or may continue only (i) if the Board of Directors approves or ratifies such transaction and if the transaction is on terms comparable to those that could be obtained in arms’-length dealings with an unrelated third party, (ii) if the transaction involves compensation that has been approved by Compensation Committee, or (iii) if the transaction has been approved by the disinterested members of the Board of Directors. The Board of Directors may approve or ratify the related party transaction only if the Board determines that, under all of the circumstances, the transaction is in the best interests of the Company.

On March 24, 2005, the Bank successfully obtained land for future expansion of the corporate campus plan. First Reliance Bank, as tenant entered into a Lease Agreement with SP Financial, LLC, as landlord, which is a single asset limited liability company having as its only two members F. R. Saunders, Jr., and Jeffrey A. Paolucci, who are both corporate officers of the Bank and the Company. The Lease is for property located at 2211 West Palmetto Street, Florence, SC. The Lease is for a 39-year term and initial base rent is payable in $24,000 per month installments, plus taxes and other costs, subject to adjustment based upon various factors, including the commencement of improvements to the property or the change of control of the Bank. The Bank has a right of first refusal to purchase the property upon landlord’s proposed sale. The transaction was unanimously approved by the Company’s Board of Directors, with Messrs. Saunders and Paolucci abstaining from the vote.

The Company has also approved the following related party transactions in which director John M. Jebaily received a benefit as a result of the Company’s transaction. During 2006, John M. Jebaily earned brokerage commissions totaling $12,500 on the sale of two parcels real estate on behalf of the Bank, and, in February of 2006, earned a commission totaling $36,000 on the Bank’s purchase of real estate.

The Bank has employed certain employees who are related to the Company’s Executive Officers and/or Directors. These individuals are compensated in accordance with the Bank’s policies that apply to all employees.

From time to time, the Bank will make loans to the directors and officers of the Company and the Bank and their affiliates. None of these loans are currently on nonaccrual, past due, restructured or potential problem loans. All such loans were: (i) made in the ordinary course of business; (ii) made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Bank; and (iii) did not involve more than the normal risk of collectibility or present other unfavorable features.

AUDIT COMMITTEE MATTERS

Audit Committee Report

The Audit Committee is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. Management is responsible for the Company’s internal controls and financial reporting process. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee reports as follows with respect to the audit of the Company’s 2006 audited consolidated financial statements.

•	The Audit Committee has reviewed and discussed the Company’s 2006 audited consolidated financial statements with the Bank’s and the Company’s management;

•
The Audit Committee has discussed with the independent auditors, Elliott Davis, LLC, the matters required to be discussed by SAS 61, which include, among other items, matters related to the conduct of the audit of the Company’s consolidated financial statements;

•
The Audit Committee has received written disclosures and the letter from the independent auditors required by ISB Standard No. 1 (which relates to the auditors’ independence from the corporation and its related entities) and has discussed with the auditors the auditors’ independence from the Company and the Bank; and

•
Based on review and discussions of the Company’s 2006 audited consolidated financial statements with management and discussions with the independent auditors, the Audit Committee recommended to the Board of Directors that the Company’s 2006 audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K.

March 21, 2007	Audit Committee:	C. Dale Lusk
Andrew G. Kampiziones
Leonard A. Hoogenboom
T. Daniel Turner

Independent Registered Public Accounting Firm

The independent registered accounting firm of Elliott Davis, LLC served as the independent auditors for the Company for the year ended December 31, 2006, and have served as the Company’s independent auditors since January 2, 2003. A representative of Elliott Davis, LLC is expected to be present at the 2007 Annual Meeting of Shareholders and will be given the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from shareholders.

Audit Fees

The following table shows the amounts paid by the Company to Elliott Davis, LLC for the last two fiscal years.

	2006	2005
Audit fees (1)	$51,750	$49,900
Audit-related fees (2)	750	18,443
Tax fees (3)	6,695	4,420
All other fees (4)	850	525
Total Fees	$60,045	$73,288

(1)
Audit fees consisted primarily of the audit of the Company’s annual consolidated financial statements and for reviews of the condensed consolidated financial statements included in the Company’s quarterly reports on Form 10-Q or 10-QSB. These fees include amounts paid or expected to be paid for each respective year’s audit.

(2)	Audit-related fees consist primarily of limited consultations in assisting with the planning and documentation requirements for the Sarbanes-Oxley Act.

(3)
Tax fees represent the aggregate fees billed in each of the last two fiscal years for professional services rendered by Elliott Davis, LLC for preparation of federal and state income tax returns and assistance with tax estimates.

(4)	All other fees include preparation of Forms 5500.

The services provided by the Elliott Davis, LLC were pre-approved by the Audit Committee to the extent required under applicable law. The Audit Committee pre-approves all audit and allowable non-audit services, but does not have a specific pre-approval policy. The Audit Committee has determined that the rendering of non-audit professional services, as identified above, is compatible with maintaining the independence of the Company’s auditors.

SHAREHOLDER COMMUNICATIONS

Shareholder Proposals. To be included in the Company’s annual proxy statement, shareholder proposals not relating to the election of directors must also be received by the Company at least 120 days before the one-year anniversary of the mailing date for the prior year’s proxy statement. The Company’s Bylaws require that the shareholder’s proposal notice describe:

•	the proposal and the reason it is being brought before the meeting;

•	the shareholder’s name and address and the number of shares he or she beneficially owns; and

•	any material interest of the shareholder in the proposal.

SEC Rule 14a-8 provides additional information regarding the content and procedure applicable to the submission of shareholder proposals to be included in the Company’s 2008 proxy statement. To the fullest extent permitted by applicable law, the Board of Directors have the discretion to determine whether a shareholder’s proposal is a proper business matter. Accordingly, the Board may, if warranted under the circumstances, deny the shareholder’s request upon written notice to the shareholder stating its reason for such denial.

In order for a shareholder proposal to be considered at the 2007 annual meeting, notice of the proposal was required to be delivered to the Secretary of the Company on or before January 1, 2007. The Company did not receive notice of any shareholder proposals to be presented at the 2007 meeting.

Shareholder Communications. Shareholders wishing to communicate with the Board of Directors or with a particular director may do so in writing, addressed to the Board or to the particular director, and sending it to the Secretary of the Company at the Company’s principal office at 2170 W. Palmetto Street, Florence, South Carolina 29501. The Secretary will promptly forward such communications to the applicable director or to the Chairman of the Board for consideration at the next scheduled meeting.

Submission Deadline for Next Year’s Annual Meeting. To be included in the Company’s 2008 proxy statement, shareholder nominations and proposals submitted for consideration at the 2008 annual meeting of shareholders must be received by the Company no later than December 31, 2007. Generally, the proxyholder(s) disclosed in the Company’s proxy statement shall have the discretionary authority to vote upon any shareholder proposal not included in the Company’s proxy materials.

Florence, South Carolina
April 30, 2007

FIRST RELIANCE BANCSHARES, INC.
PROXY
SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MONDAY, JUNE 21, 2007

The undersigned hereby appoints Leonard A. Hoogenboom or F. R. Saunders, Jr., as proxies, each with the power to appoint his substitute, and hereby authorizes them or either of them to represent and to vote, as designated below, all of the Common Stock of First Reliance Bancshares, Inc. (the “Company”), which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on June 21, 2007 at the First Reliance Bank - Learning Center 2148 West Palmetto Street in Florence, South Carolina, and at any adjournments thereof, upon the proposal described in the accompanying Notice of the Annual Meeting and the Proxy Statement relating to the Annual Meeting, receipt of which are hereby acknowledged.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL.

Proposal:
To elect the four (4) persons listed below to serve as Class C Directors of the Company for a three-year term until the 2009 Annual Meeting of Shareholders and one (1) person listed below to serve as a Class A Director for a one-year term until the 2008 Annual Meeting of Shareholders, and until their successors have been elected and qualified:

Class C Director Nominees:
• A. Dale Porter     • John M. Jebaily     • C. Dale Lusk, MD     • A. Joe Willis

Class A Director Nominee:
• J. Munford Scott, Jr.

☐ FOR all nominees listed above	☐ WITHHOLD authority to vote
(except as indicated below)	for all nominees listed above

INSTRUCTION: To cast a vote opposing the election of at least one but less than all of the nominees listed above, mark “FOR” above, and write the name of the nominee(s) for whom you are casting an opposing vote in this space: ___________________________________.

This proxy when properly executed will be voted in the manner directed by the undersigned shareholder. If no direction to the contrary is indicated, it will be voted for the above proposals. Discretionary authority is hereby conferred as to all other matters which may come before the Annual Meeting.

Signature(s) of Shareholder(s)
[INSERT LABEL INFORMATION HERE]
Name(s) of Shareholders(s)

Date: ___________________________, 2007
(Be sure to date your Proxy)

Please mark, sign and date this Proxy, and return it in the enclosed pre-addressed envelope. No postage is necessary. If stock is held in the name of more than one person, all must sign. Signatures should correspond exactly with the name or names appearing on the stock certificate(s). When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

(Please check the applicable box)

I WILL ☐     WILL NOT ☐     BE ATTENDING THE ANNUAL SHAREHOLDERS MEETING.

PLEASE RETURN PROXY AS SOON AS POSSIBLE